EXHIBIT 12

Statement Regarding Computation of Ratios

The ratios of income to fixed charges have been computed on the basis of the total enterprise (as defined by the Commission) by dividing income before fixed charges and income taxes by fixed charges. Fixed charges consist of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated below. The computations of other ratios are evident from the information presented in this Form 10-K and the Corporation’s 2002 Annual Report.

BANK ONE CORPORATION and Subsidiaries

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
	2002		2001		2000(1)		1999		1998
(In millions, except ratios)
EXCLUDING INTEREST ON DEPOSITS:
Pretax income from continuing operations	$4,763		$3,800		$(1,080)		$4,974		$4,465
Earnings (loss) from unconsolidated entities under the equity method of accounting	91		(80)		(129)		(47)		34
Fixed charges, excluding capitalized interest	2,720		3,868		5,198		3,719		3,321

Adjusted pretax earnings base	7,574		7,588		3,989		8,646		7,820

Interest, excluding interest on deposits	2,621		3,771		5,105		3,622		3,235
Rental factor	99		96		93		97		90
Capitalized interest	1		4		9		2		3

Fixed charges	2,721		3,871		5,207		3,721		3,328
Consolidated ratios of earnings to fixed charges, excluding interest on deposits	2.8	x	2.0	x	0.8	x	2.3	x	2.3	x

INCLUDING INTEREST ON DEPOSITS:
Pretax income from continuing operations	$4,763		$3,800		$(1,080)		$4,974		$4,465
Earnings (loss) from unconsolidated entities under the equity method of accounting	91		(80)		(129)		(47)		34
Fixed charges, excluding capitalized interest	5,439		8,763		11,335		8,370		8,286

Adjusted pretax earnings base	10,293		12,483		10,126		13,297		12,767

Interest, including interest on deposits	5,340		8,666		11,242		8,273		8,177
Rental factor	99		96		93		97		90
Capitalized interest	1		4		9		2		3

Fixed charges	5,440		8,766		11,344		8,372		8,270
Consolidated ratios of earnings to fixed charges, including interest on deposits	1.9	x	1.4	x	0.9	x	1.6	x	1.5	x

(1)	Results for the year ended December 31, 2000 were insufficient to cover fixed charges. The coverage deficiency was approximately $1.2 billion.